                                                                  Exhibit 12.1

                                          O'SULLIVAN INDUSTRIES HOLDINGS, INC.
                                                 RATIO OF EARNINGS TO
                                                    FIXED CHARGES




                                                                     YEAR ENDED JUNE 30,
                                                 -----------------------------------------------------------
                                                  1994       1995      1996       1997       1998      1999
                                                 ------     ------    ------     ------     ------    ------
Pre-tax income from continuing operations        23,222     13,259      770      26,448     23,641    33,053
Fixed charges:
  Interest expense                                1,286      2,382    3,831       2,327      2,468     2,844
  Rent expense interest factor                      150        173      192         323        412       480
                                                 ------     ------    ------     ------     ------    ------
Total fixed charges                               1,436      2,555    4,023       2,650      2,880     3,324
Earnings before income taxes and fixed charges   24,658     15,814    4,793      29,098     26,521    36,377
Fixed charges                                     1,436      2,555    4,023       2,650      2,880     3,324
                                                 ------     ------    ------     ------     ------    ------
Ratio of earnings to combined fixed
  charges and preferred dividends                 17.17       6.19     1.19       10.98       9.21     10.94
                                                 ------     ------    ------     ------     ------    ------
                                                 ------     ------    ------     ------     ------    ------






                                          O'SULLIVAN INDUSTRIES HOLDINGS, INC.
                                             PRO FORMA RATIO OF EARNINGS TO
                                               COMBINED FIXED CHARGES AND
                                             PREFERRED DIVIDEND REQUIREMENTS



                                                         June 30, 1999
                                                           Pro Forma
                                                         -------------
Pre-tax income from continuing operations                  $  4,071
Fixed charges:
  Interest expense                                           32,970
  Rent expense interest factor                                  480
                                                         -------------
Total fixed charges                                          33,450
Earnings before income taxes and fixed charges               37,520

Preferred dividend requirements                              16,815
Total fixed charges                                          33,450
                                                         -------------
Total fixed charges and preferred dividends                  50,265
Ratio of earnings to combined fixed charges
  and preferred dividends                                      0.75
                                                         -------------
                                                         -------------
Fixed charges and preferred stock dividend
  requirements exceed earnings by                          $(12,745)
                                                         -------------
                                                         -------------